SECOND MODIFICATION AGREEMENT


        This SECOND MODIFICATION AGREEMENT ("Agreement") dated as of September 15, 2004, by and between Citadel Media, Inc., a Washington corporation ("Citadel"), and Orion Acquisition Corp. II, a Delaware corporation ("Orion").


                                    RECITALS

        Whereas, the parties entered into a Agreement and Plan of Merger, dated June 23, 2004, as amended on July 2, 2004 ("Merger Agreement"), which provided for a closing of the merger of Citadel with and into Orion ("Merger") on or before, but no later than July 31, 2004 ("Closing Date"), and

        Whereas, the Merger and Closing Date did not occur, and

        Whereas, the parties hereto wish to terminate the Merger Agreement without penalty or expense to either, understanding that the terms thereof have to be reconsidered because of the passage of time and the change in circumstances that have occurred making the current form no longer entirely applicable to the previous terms of the business combination; and

        Whereas, the parties may continue discussions for a possible business combination but wish to do so outside the confines of the prior Merger documentation.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:

        1. Termination of Merger Agreement. The parties hereto agree as of the date of this Agreement to terminate the Merger Agreement.

        2. Citadel Release. Citadel for itself and its officers, directors and shareholders shall forever and irrevocably waive, release, discharge, and acquit Orion, MDB Capital Group, LLC and its principals (collectively "MDB"), and their present and former owners, members, officers, directors, managers, and shareholders, of and from any and all claims, causes of action, obligations, and liabilities of any kind whatsoever, at law or in equity, known or unknown, which Citadel for itself and for its officers, directors and shareholders that they have, may have had, claims to have had, or may have in the future, which are or may be based upon any facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters, or other things occurring at any time related to, arising from, or occurring as a result of the Merger Agreement.

        3. Orion Release. Orion and MDB (which Orion shall cause to be bound by this Agreement) and for each of its officers, directors, shareholders, members and managers shall forever and irrevocably waive, release, discharge, and acquit Citadel and its present and former owners, members, officers, directors, and shareholders, of and from any and all claims, causes of action, obligations, and liabilities of any kind whatsoever, at law or in equity, known or unknown, which Orion, MDB or its officers, directors, shareholders, members and managers have, may have had, claims to have had, or may have in the future, which are or may be based upon any facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters, or other things occurring at any time related to, arising from, or occurring as result of the Merger Agreement, (other than those claims relating to Citadel's repayment of the Orion Notes dated as of December 9, 2003, March 7, 2004 and July 2, 2004, aggregating $1,000,000 in principal amount [collectively the "Orion Notes"], which are expressly reserved and excluded from this release of claims).


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        The release under this Section 3 shall not apply to the Orion Notes, which Citadel agrees are in full and effect.

        4. Public Notice. The parties to this Agreement shall jointly develop a press release and public disclosure that shall (i) announce the termination of the Merger Agreement, (ii) not assign fault for the termination of the Merger Agreement, and (iii) include such other language to which the parties shall reasonably agree. Notwithstanding the foregoing, Orion may make any such disclosure and file such documents as may be required by law or regulation, on the advice of counsel, without consultation with or agreement by Citadel.

                            [SIGNATURE PAGE FOLLOWS.]

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                [SIGNATURE PAGE OF SECOND MODIFICATION AGREEMENT]


        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.


                                            ORION ACQUISITION CORP. II

                                            /S/ Christopher Marlett

                                            Name: Christopher A. Marlett
                                            Title: Chief Executive Officer



                                            CITADEL MEDIA, INC.

                                            /S/ Patrick Crumb

                                            Name: Patrick W. Crumb.
                                            Title: President


                                            MDB CAPITAL GROUP LLC

                                            /S/ Christopher Marlett

                                            Name: Christopher A. Marlett
                                            Title: Principal

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